Exhibit 10.38

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and among Brian MacDonald (“MacDonald” or “Executive”), Hertz Global Holdings, Inc. (“Holdings”) and The Hertz Corporation (hereinafter, together with their subsidiaries and divisions, “Hertz”, the “Company” or the “Companies”), on the latest date indicated on the signature pages hereof]. Reference is made to the Employment Agreement, dated as of June 2, 2014, between Holdings and MacDonald (the “Employment Agreement”), and the Letter Agreement, dated as of November 8, 2014, between Holdings and MacDonald (the “Letter Agreement”, and together with the Employment Agreement, the “Employment Documents”), and all capitalized terms used in this Agreement and not otherwise defined are as set forth in the Employment Documents.

 In consideration of the mutual promises, covenants and agreements in this Agreement, which MacDonald and the Companies agree constitute good and valuable consideration, the parties stipulate and mutually agree as follows:

1.    Resignation from Offices and Directorships.  Effective as of May 20, 2015, MacDonald ceased to be Chief Executive Officer of Hertz Equipment Rental Corporation (“HERC”), and resigned from all director, officer or other positions he holds on behalf of the Companies (which for the avoidance of doubt and in conformity with the definition of “Companies,” shall include Holdings, The Hertz Corporation and all of their subsidiaries and divisions, including, without limitation, HERC). MacDonald agrees to sign all appropriate documentation, if any, prepared by the Companies to facilitate these resignations.

2.    Employment Status/Separation.  MacDonald and the Companies mutually agree that MacDonald’s employment with the Companies ceased effective 20, 2015 (the “Date of Termination”), and that any notice period that may be required to be provided to MacDonald under the Employment Documents is waived; provided, however, that solely for purposes of the amounts owed to Macdonald under clause (a) of Section 3 and Section 4.b., MacDonald shall be deemed to have continued employment through June 9, 2015, which shall be deemed the Date of Termination for such purposes. The parties further agree that, except as otherwise provided in this Agreement, neither MacDonald nor the Companies shall have any further rights, obligations, or duties under any other agreement or arrangement relating to severance payments and benefits due to MacDonald, as of the date of this Agreement; provided, however, that nothing in this Agreement shall affect the rights of MacDonald under applicable employee and executive benefit plans of the Companies, as provided in Section 3 below.

3.    Accrued Obligations and Vested Benefits.    MacDonald is entitled to receive the following accrued obligations:  (a) pursuant to Section 8(e)(i) of the Employment Agreement, (i) all Base Salary earned or accrued but not yet paid through the Date of Termination, and payment for any earned but unused vacation days accrued through the Date of Termination, which payments shall be made to MacDonald no later than the next regularly scheduled payroll date after the Date of Termination; and (ii) any employee benefits in which MacDonald is vested as of the Date of Termination under the terms of the employee and executive benefit plans of the Companies in which MacDonald is a participant, which benefits shall be paid or provided in accordance with the terms of such plans; and (b) reimbursement for any and all business expenses incurred prior to the Date of Termination, subject to the terms of the Company’s reimbursement policy.

4.    Severance Benefits.  Provided that MacDonald signs and does not timely revoke this Agreement pursuant to Section 17 and complies with the terms of this Agreement, Hertz shall provide

MacDonald with the following severance payments and benefits, in full satisfaction of all termination obligations the Companies may have to MacDonald:

a.    Severance Payment.  In satisfaction of the provisions of Section 8(e)(iii)(A) of the Employment Agreement, the Company shall pay MacDonald an amount in cash equal to the product of (x) 2 and (y) the sum of MacDonald’s Base Salary ($1,100,000) plus MacDonald’s annual bonus under the Executive Incentive Plan for the year preceding the year in which the Date of Termination occurs ($1,430,000), for a total gross amount of $ 5,060,000, to be paid to MacDonald in a lump sum on the thirtieth (30th) day following the Date of Termination.

b.    2015 Pro Rata Bonus.  In satisfaction of the provisions of Section 8(e)(iii)(B) of the Employment Agreement, the Company shall pay MacDonald his Pro Rata Bonus, which is the pro-rated portion of his cash bonus that would have been payable to MacDonald under the Executive Incentive Plan in respect of 2015 if he had remained employed through the relevant date for purposes of payment of such bonus under such plan, based on the number of calendar days elapsed in in 2015 through the Date of Termination (which is 160 days).  In order to calculate MacDonald’s 2015 bonus, in accordance with Section 8(e)(iii)(B) of the Employment Agreement, any subjective performance goals shall be deemed to be achieved at target.  This Pro Rata Bonus amount shall be paid to MacDonald in 2016 at the same time as such other Company executives are paid annual bonuses for 2015, if any, under the terms of the Executive Incentive Plan, but in no event later than March 15, 2016.

c.    Payment in Lieu of Certain Equity Awards. In satisfaction of the provisions of Section 8(b) of the Letter Agreement, the Company shall pay MacDonald an amount in cash equal to $3,000,000 to be paid to MacDonald in a lump sum on the thirtieth (30th) day following the Date of Termination.

d.     Health Plan Coverage.  In satisfaction of the provisions of Section 8(e)(iii)(C) of the Employment Agreement, the Company shall provide MacDonald and his eligible family members with continued medical, dental and disability benefits under the applicable benefit programs of the Companies (the “health and welfare benefits”). If MacDonald makes timely application for such health and welfare benefits pursuant to MacDonald’s benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the premiums for such coverage to the same extent paid by the Company immediately prior to the Date of Termination through the two-year anniversary of the Date of Termination, or the date on which MacDonald becomes eligible for substantially similar health and welfare benefits through a new employer, whichever is earlier. For the avoidance of doubt, the Company and MacDonald agree that the premiums paid for the benefit of MacDonald by the Company hereunder shall be taxed as imputed income to MacDonald.

MacDonald acknowledges and agrees that the consideration set forth or referenced in Section 3 and this Section 4 constitute satisfaction and accord for any and all compensation and benefits due and owing to him pursuant to any plan, agreement or other arrangements relating to his employment with the Companies and termination thereof.  MacDonald acknowledges and agrees that, unless he enters into this Agreement, he would not otherwise be entitled to receive the consideration set forth in this Section 4.

5.    Waiver and Release.

a.    In exchange for receiving the monies and benefits described in Section 4 above, MacDonald does for himself and his heirs, executors, administrators, successors, and assigns, hereby release, acquit, and forever discharge and hold harmless the Companies and each of their divisions, subsidiaries, and affiliated companies, and their respective successors, assigns, officers, directors, shareholders, employees, benefit and retirement plans (as well as trustees and administrators thereof) and agents, past and present (the “Released Parties”), of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which MacDonald has, had or could have asserted, known or unknown (the “Claims”) at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, including without limitation, any and all claims for any additional severance pay, vacation pay, bonus or other compensation, including but not limited to under the Employment Documents or any other applicable severance plan or agreement; any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any and all claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the New Jersey Law Against Discrimination; the Florida Civil Rights Act; or under any other state, federal, local or common law, with respect to any event, matter, claim, damage or injury arising out of his employment relationship with the Companies, and/or the separation of such employment relationship, and/or with respect to any other claim, matter, or event, from the beginning of the world to the date of MacDonald’s execution of this Agreement.

b.    In the event any claim or suit is filed on MacDonald’s behalf against any of the Released Parties by any person or entity, including but not limited to by the Equal Employment Opportunity Commission (“EEOC”) or any other government agency, MacDonald waives any and all rights to recover monetary damages or injunctive relief in his favor.

6.    Exceptions to Release.
a.    MacDonald does not waive or release (i) any Claims under applicable workers’ compensation or unemployment laws; (ii) any rights which cannot be waived as a matter of law; (iii) the rights to enforce the terms of this Agreement; (iv) any vested rights to payments, benefits or other entitlements, to which MacDonald is or will be entitled under the terms of any employee pension benefit retirement plan or benefits under any medical, dental, vision, life insurance or disability insurance benefit plan; (v) any Claim for indemnification MacDonald may have under applicable laws, under the applicable constituent documents (including bylaws and certificates of incorporation) of any of the Companies, under any applicable insurance policy any of the Companies may maintain, or any under any other agreement he may have with any of the Companies, with respect to any liability, costs or expenses MacDonald incurs or has incurred as a director, officer or employee of any of the Companies; (vi) any Claim MacDonald may have to obtain contribution as permitted by law in the event of entry of judgment against MacDonald as a result of any act or failure to act for which MacDonald and any of the Companies are jointly liable; or (vii) any Claim that arises after the Effective Date (as defined in Section 17).

b.    Nothing in this Agreement shall be construed to prohibit MacDonald from filing a charge with the EEOC or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect MacDonald’s right to engage in such conduct.

7.    Restrictive Covenants. MacDonald acknowledges that in the course of his employment with the Companies, MacDonald has acquired Proprietary Information and that such Proprietary Information has been disclosed to MacDonald in confidence and for the Company’s use only.  MacDonald acknowledges and agrees that on and after the Date of Termination, MacDonald shall continue to be bound by the provisions of Sections 10, 11, 12, 13, 14 and 15 of the Employment Agreement.

8.     Fiduciary Duties.

a.    MacDonald will retain his fiduciary responsibilities to the Companies to the extent provided by law.  In addition, MacDonald agrees to continue to abide by applicable provisions of the principles and guidelines set forth in the Hertz Standards of Business Conduct, the terms of which are incorporated herein, including, but not limited to, the restrictions on insider trading and use of Company assets and information contained therein.

b.    Notwithstanding anything to the contrary in the Company’s Amended and Restated Compensation Recovery Policy Adopted February 19, 2014 (the “Company’s Compensation Recovery Policy”) (or any successor or replacement policy), such claw back and compensation recovery provisions contained therein shall apply to the compensation, payments and benefits provided under Section 4 of this Agreement.  The Companies acknowledge and agree that the claw back and compensation recovery provisions contained in the Company’s Compensation Recovery Policy (and any successor or replacement policy that would apply under this Section 8) may only be triggered if MacDonald engaged in gross negligence, fraud or willful misconduct that caused or contributed to the need for the restatement of the Company’s financial statements, and that MacDonald’s decisions unrelated to such financial statements while employed by the Companies (and their subsidiaries and affiliates) cannot be used as a basis for triggering such claw back and compensation recovery provisions.

c.    Finally, for the avoidance of doubt, and to the extent permitted by law, the compensation, payments and benefits provided to MacDonald under Section 4 of this Agreement may be reduced to enforce any repayment obligation of MacDonald to the Companies under any claw back pursuant to the Company’s Compensation Recovery Policy (or any successor or replacement policy) the Executive Incentive Plan or any other bonus plan) (generally and collectively referred to herein as the “Compensation Recovery Items”).  Anything in the preceding sentence to the contrary notwithstanding, any such reduction referred to therein shall be permitted only if and to the extent it would not result in a failure to comply with any applicable requirement of Section 409A.

d.    Nothing in this Agreement waives any rights MacDonald may have to challenge any future claw back pursuant to this Section 8 and/or the Company’s Compensation Recovery Policy and/or Compensation Recovery Items.

e.    Anything in Section 8 b. or c. above to the contrary notwithstanding, if the compensation, payments and benefits provided under Section 4 of this Agreement shall be subject to reduction or repayment to the Companies under any policy adopted after the Date of Termination as a successor or replacement to the Company’s Compensation Recovery Policy then such reduction or repayment shall be required (i) only to the extent that such compensation, payments and benefits would have been subject to reduction or repayment to the Companies under the terms of the Company’s Compensation Recovery Policy as in effect on the Date of Termination or (ii) as may be expressly required by law.

9.    Representations of Executive.

a.    MacDonald declares and represents that he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against the Companies or any of its subsidiaries, affiliates or divisions, arising out of or relating to events occurring prior to the date of this Agreement, with any federal, state or local governmental agency or court with respect to any matter covered by this Agreement, and MacDonald has no knowledge of any fact or circumstance that he would reasonably expect to result in any such Claim against the Companies in respect of any of the foregoing.  Except as provided in Section 6.b. of this Agreement and subject to the provisions thereof, MacDonald agrees herein not to bring suit against the Companies for events occurring prior to the date of this Agreement and not to seek damages from the Companies by filing a claim or charge with any state or governmental agency.

b.    MacDonald further declares and represents that though the Date of Termination he has not: (i) engaged in any conduct that constitutes willful gross neglect or willful gross misconduct with respect to his employment duties with the Companies which has resulted or will result in material economic harm to Holdings; (ii) knowingly violated the Hertz Standards of Business Conduct or any similar policy; (iii) facilitated or engaged in, and has no knowledge of, any financial or accounting improprieties or irregularities of either of the Companies; and (iv) knowingly made any incorrect or false statements in any of his certifications relating to filings of the Companies required under applicable securities laws or management representation letters, and has no knowledge of any incorrect or false statements in any of the Companies’ filings required under applicable securities laws; in either of the case of clauses (iii) or (iv) of this Section 9.b., except with respect to any information that has been provided through the Date of Termination by a third party auditor in an oral or written report to both MacDonald and the Board (or any committee thereof). MacDonald further acknowledges and agrees that the Companies are entering into this Agreement in reliance on the representations contained in this Section 9.b., which representations constitute terms of this Agreement.

10.    Future Employment.  MacDonald agrees that he will not at any time in the future seek employment with Hertz and waives any right that may accrue to him from any application for employment that he may make notwithstanding this provision.

11.    Nondisparagement/References.  MacDonald agrees not to make negative comments or otherwise disparage the Companies or their respective officers, directors, other employees at the level of manager or above, or material shareholders in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation.  The Companies agree that the Companies will not, and the individuals holding the titles of Senior Vice President who reported directly to MacDonald at any time during his employment (including under the Letter Agreement) or the titles of Executive Vice President or higher, and the members, as of the date hereof, of the Boards of Directors of the Companies will not, while employed by the Companies or serving as a director of Holdings, as the case may be, make negative comments about MacDonald or otherwise disparage MacDonald in any manner that is reasonably likely to be harmful to his business reputation or personal reputation.  The parties hereto will not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting the other or in pursuit of a claim or other action against the other, except as required by law.  MacDonald shall direct any employment inquiries or requests for references to Thomas J. Sabatino, Jr., The Hertz Corporation, 999 Vanderbilt Beach Road, 3rd Floor, Naples, Florida 34108. Nothing contained in this Section 11 shall prevent any party from making truthful statements in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes between the parties or in any response or disclosure by any party compelled by legal process or required by applicable law.

12.    Cooperation.  During the three-year period following the Date of Termination, MacDonald agrees to reasonably cooperate with the Companies in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Companies which relate to events or occurrences that occurred while MacDonald was employed by the Companies and of which MacDonald has relevant knowledge. MacDonald’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Companies, being available for interviews, depositions, and/or to act as a witness on behalf of the Company, if reasonably requested, and at the Board’s reasonable request responding to any inquiries about the particular matter.  MacDonald further agrees to reasonably cooperate and truthfully with the Company in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while MacDonald was employed with the Company and of which MacDonald has relevant knowledge.  The Companies shall promptly pay (or promptly reimburse) MacDonald (a) for any and all reasonable out-of-pocket expenses incurred by MacDonald in connection with such cooperation, and (b) a reasonable hourly rate to MacDonald for all time provided pursuant to this Section 12 in excess of 50 hours.

13.    Indemnification.  MacDonald’s right to indemnification and insurance under Section 18 of the Employment Agreement shall continue in accordance with its terms.

14.    Miscellaneous.

a.    Denial of Wrongdoing.  The parties understand and agree that this Agreement shall not be considered an admission of liability or wrongdoing by any party, and that the parties deny any liability and nothing in this Agreement can or shall be used by or against any party with respect to claims, defenses or issues in any litigation or proceeding except to enforce the Agreement itself.  Hertz denies committing any wrongdoing or violating any legal duty with respect to MacDonald’s employment or the termination of his employment.

b.    Entire Agreement.  MacDonald further declares and represents that no promise, inducement, or agreement not herein expressed or referred to has been made to him; that this Agreement contains the entire agreement by and among the parties relating to the subject matter hereof, and that the terms of this Agreement are contractual and not a mere recital. For the sake of clarity, nothing in this Section 14.b. is intended to negate or otherwise adversely affect any rights that MacDonald may have under the employee and executive benefit plans of the Companies other than those waived as provided in Sections 5 and 6 hereof. This Agreement may not be changed unless the change is in writing and signed by MacDonald and an authorized representative of each of the Companies.  Parol evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which together constitute one and the same agreement, whether delivered in person, by mail, by e-mail or by facsimile.  Each plan or policy of the Companies referred to directly or by implication is incorporated in this Agreement only insofar as it does not contradict this Agreement. If any inconsistencies exist between this Agreement and any such plan or policy, this Agreement shall control. For the sake of clarity, any modification by this Agreement intended to enhance the rights of MacDonald under the employee and executive benefit plans of the Companies shall not constitute an inconsistency for purposes of this Section 14.b. Notwithstanding the foregoing, nothing in this Agreement shall limit the application of the Compensation Recovery Items to any compensation, payments or benefits payable or paid to MacDonald pursuant to this Agreement or any other arrangement, agreement or plan, or the rights of the Companies under the Employment Documents, including the last sentence of Section 8(b) of the Employment Agreement.

c.    Severability.  MacDonald understands and agrees that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term, or provision shall be deemed not a part of this Agreement.

d.    Successors and Assigns.  This Agreement shall be binding upon the Companies and MacDonald and their respective heirs, personal representatives, successors and assigns.  MacDonald may not assign any of his rights or obligations hereunder.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform all of the Company’s obligations set forth in this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assign had taken place.

e.    Dispute Resolution; Injunctive Relief.  The provisions of Sections 20(g) and (h) of the Employment Agreement are incorporated by reference herein and made a part of this Agreement. Notwithstanding the foregoing, in the event of a breach or threatened breach of any provision of this Agreement, including but not limited to Sections 7, 8, 11 and 12 of this Agreement, MacDonald agrees that the Companies shall be entitled to seek injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and damages would be inadequate and insufficient.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Companies may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.

f.    Investigations.  Nothing in this Agreement (including Sections 7, 11 and 12) shall be construed to prohibit MacDonald from communicating with, filing a charge with, or participating in any investigation conducted by any federal, state or local government body or agency.

g.    Governing Law; Notice.  This Agreement shall be construed and enforced under the laws of the State of Florida without regard to its conflict of law rules. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing; (ii) delivered personally by courier service or certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)    if to either of the Companies, to them at:

999 Vanderbilt Beach Road, 3rd Floor
Naples, Florida 34108
Attention: General Counsel
Facsimile: 866-999-3798

with a copy to:

Wachtell Lipton Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: David A. Katz, Esq.
Electronic mail: DAKatz@WLRK.com

(B)    if to MacDonald, to him at his last known home address as shown on the records of the Company.

g.    Counterparts. This Agreement may be executed by the parties hereto, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

15.    Tax Matters.

a.    Withholding.  All payments and benefits provided hereunder shall be subject to tax withholdings required by applicable law and other standard payroll deductions.

b.    Code Section 409A.

i.
Compliance.  The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting the same (collectively, “Section 409A”) so as to avoid the additional tax and penalty interest provisions contained therein and, accordingly, to the maximum extent permitted under Section 409A, the Agreement shall be interpreted to maintain exemption from or compliance with its requirements.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on MacDonald by Section 409A or any damages for failing to comply with Section 409A, except for any such additional taxes and interest or damages that result from the Company’s willful failure to comply with the terms of this Agreement or those of any plan or award agreement referred to herein.

ii.
Termination as Separation from Service.  The termination of MacDonald’s employment on the Date of Termination constitutes a “separation from service” within the meaning of Section 409A for purposes of any provision of this Agreement or other arrangement providing for the payment of any amounts or benefits subject to Section 409A upon or following a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation from employment,” “termination,” “terminate,” “termination of employment” or like terms shall also refer to MacDonald’s “separation from service” on the Date of Termination.

iii.
Payments for Reimbursements, In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which MacDonald incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (B) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

iv.	Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

16.    Acceptance; Consideration of Agreement.  MacDonald further acknowledges that he has been provided twenty-one (21) days to consider and accept this Agreement from the date it was first given to him, although he may accept it at any time within those twenty-one (21) days.

17.    Revocation.  MacDonald further acknowledges that he understands that he has seven (7) days after signing the Agreement to revoke it by delivering to Thomas J. Sabatino, Jr., The Hertz Corporation, 999 Vanderbilt Beach Road, 3rd Floor, Naples, Florida 34108, written notification of such revocation within the seven (7) day period.  If MacDonald does not revoke the Agreement, the Agreement will become effective and irrevocable by him on the eighth day after he signs it (the “Effective Date”). If MacDonald revokes this Agreement, MacDonald hereby acknowledges and agrees that this Agreement shall be null and void and of no further force and effect, and his termination of employment shall be treated as a resignation by him without Good Reason for all purposes.

18.    Legal Counsel.  MacDonald acknowledges that he understands that he has the right to consult with an attorney of his choice at his expense to review this Agreement and has been encouraged by the Companies to do so.

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Signatures to Agreement are set forth on the following pages.]

[MacDonald Signature Page to Separation Agreement]

IN WITNESS HEREOF, and intending to be legally bound, I, Brian MacDonald, have hereunto set my hand.

WITH MY SIGNATURE HEREUNDER, I, BRIAN MACDONALD, ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

I, BRIAN MACDONALD, FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND THAT I HAVE BEEN ENCOURAGED BY HERTZ TO DO SO.

I, BRIAN MACDONALD, ALSO ACKNOWLEDGE THAT (1) I HAVE BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT, (2) I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO THOMAS J. SABATINO, JR., AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF MY REVOCATION, AND (3) IF I REVOKE THIS AGREEMENT (A) IT SHALL BE NULL AND VOID AND NONE OF HERTZ OR ANY OF ITS AFFILIATES SHALL HAVE ANY OBLIGATIONS TO ME UNDER THIS AGREEMENT AND (B) HERTZ SHALL HAVE NO OBLIGATIONS TO ME OTHER THAN AS IF I HAD RESIGNED WITHOUT GOOD REASON FOR PURPOSES OF THE EMPLOYMENT AGREEMENT OR OTHERWISE.

/s/ BRIAN MACDONALD
BRIAN MACDONALD
Date:	5-26-2015

THE HERTZ CORPORATION		HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ THOMAS J. SABATINO, JR.	By:	/s/ THOMAS J. SABATINO, JR.

Name:	Thomas J. Sabatino, Jr.	Name:	Thomas J. Sabatino, Jr.

Title:	Senior Executive Vice President, Chief Administrative Officer and General Counsel	Title:	Senior Executive Vice President, Chief Administrative Officer and General Counsel

Date:	5-26-2015	Date:	5-26-2015

[Company's Signature Page to MacDonald Separation Agreement]